EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF THE
FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES A
OF
THE CHARLES SCHWAB CORPORATION

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The Charles Schwab Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.Resolutions were adopted by the Pricing Committee of the Board of Directors of the Corporation, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on January 24, 2012 (the “Series A Certificate of Designations”), providing for and authorizing the issuance of 400,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”).

2.Resolutions were adopted by the Board of Directors of the Corporation on July 27, 2022 authorizing (a) the redemption of the Series A Preferred Stock, subject to certain conditions and final determination by the Corporation’s Chief Financial Officer, and (b) the filing of a Certificate of Elimination with respect to the Series A Preferred Stock.

3.All shares of the Series A Preferred Stock that were previously issued have been redeemed.

4.The Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that after completion of the redemption of the Series A Preferred Stock, none of the authorized shares of Series A Preferred Stock will be outstanding, and none will be issued subject to the Series A Certificate of Designations; and

RESOLVED FURTHER, that each of the Chief Financial Officer, the Corporate Secretary and any Assistant Corporate Secretary of the Corporation is hereby authorized and directed, in the name and on behalf of the Corporation, to, after completion of the redemption of the Series A Preferred Stock, prepare, execute, and file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Series A Preferred Stock to eliminate from the Corporation’s Fifth Restated Certificate of Incorporation, as amended, all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock.

5.In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Series A Certificate of Designations shall be eliminated from the Fifth Restated Certificate of Incorporation, as amended, of the Corporation and the shares of Series A Preferred Stock shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed and acknowledged this 1st day of November 2022.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Kristopher Tate
Name: Kristopher Tate
Title: Assistant Corporate Secretary